Exhibit 99.1

Jounce Therapeutics Reports Third Quarter 2017 Financial Results

- Remain on track to announce preliminary efficacy data for the Phase 1/2 ICONIC study in 1H 2018 -
- Strengthen leadership team and board with key new appointments -
- Update full year financial guidance -
- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., November 13, 2017 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers for patient enrichment, today reported financial results and provided a corporate update for the quarter ended September 30, 2017.

“During the third quarter, Jounce continued to progress on the ongoing Phase 2 portion of the ICONIC study. We are pleased with the ICONIC study enrollment and remain on track to deliver preliminary efficacy data in the first half of 2018, together with updated safety and biomarker data. We also made key appointments to our Board of Directors and leadership team,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We continue to emphasize and build our earlier stage research efforts to expand our innovative pipeline and maximize the value of our Translational Science Platform, with the goal of delivering novel immunotherapies to provide long-lasting benefits to cancer patients.”

Corporate and Clinical Highlights:

•	Reiterate Timing of Preliminary Efficacy Data: The Phase 1/2 ICONIC study remains on track and Jounce expects to share preliminary efficacy data in the first half of 2018.

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Senior Appointments: During the third quarter, Jounce announced the addition of Hugh Cole to its leadership team as Chief Business Officer and Head of Corporate Development and the promotion of Emma Lees, Ph.D., from Vice President to Senior Vice President of Research. In October, Jounce announced the appointment of Luis A. Diaz, Jr., M.D., Head of the Division of Solid Tumor Oncology at Memorial Sloan Kettering Cancer Center, to its Board of Directors.

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Presentation and Poster at the Annual Society for Immunotherapy of Cancer (SITC): At the 2017 SITC meeting, the November 8th oral presentation, during the pre-conference program, described preclinical data regarding Jounce’s biomarker-driven strategy to guide the clinical development program of JTX-2011. The November 10th poster presentation showed the establishment of an ex vivo tumor histoculture system, which can facilitate a functional and biomarker analysis of therapies using intact human tumor tissue.

Third Quarter 2017 Financial Results:

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Cash Position: As of September 30, 2017, cash, cash equivalents and investments were $283.4 million, compared to $257.4 million as of December 31, 2016. This increase was primarily due to the $106.4 million in net proceeds from Jounce’s initial public offering (IPO), offset by operating costs during the year.

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Collaboration Revenue: Collaboration revenue was $18.1 million for the third quarter of 2017, compared to $16.9 million for the same period in 2016. Collaboration revenue represents the amortization of the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s global strategic collaboration with Celgene.

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Research and Development (R&D) Expenses: R&D expenses were $17.1 million for the third quarter of 2017, compared to $9.5 million for the same period in 2016. The increase in R&D expenses was primarily due to $2.8 million in increased clinical costs related to the Phase 1/2 ICONIC study of JTX-2011, $1.9 million in increased external research and development costs, primarily attributable to the manufacture of pre-commercial clinical trial materials and related activities for JTX-2011, $2.0 million in increased lab consumable costs attributable to increased headcount and general research and development activities and $0.8 million in increased facilities costs.

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General and Administrative (G&A) Expenses: G&A expenses were $5.4 million for the third quarter of 2017, compared to $3.6 million for the same period in 2016. The increase in G&A expenses was primarily due to $0.7 million in increased employee compensation costs related to increased headcount as well as increased recruiting costs, $0.7 million in increased facilities costs and $0.4 million in increased other costs attributable to operating as a public company.

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Net Loss: Net loss was $4.1 million for the third quarter of 2017, or a basic and diluted net loss per share attributable to common stockholders of $0.13. Net income was $4.1 million for the same period in 2016, or basic net income per share attributable to common stockholders of $0.07 and diluted net income per share attributable to common stockholders of $0.03. The change is primarily attributable to the increase in operating expenses from the third quarter of 2016 to the third quarter of 2017 as a result of increased headcount, research and development activities and costs attributable to operating as a public company, offset by increased collaboration revenues.

Financial Guidance:
Jounce has narrowed its financial guidance previously provided for the full year 2017. Jounce previously announced that it expected to use approximately $100.0 million to $120.0 million in cash for the full year 2017. Based on its current operating plan for the remainder of the year, Jounce now expects to use approximately $100.0 million to $110.0 million in cash for the full year 2017, including the projected expense of operating activities, build out and capital costs associated with the relocation of its lab and office space in Cambridge, Massachusetts and payment of federal and state income taxes related to the receipt of the Celgene upfront payment of $225.0 million in 2016.

Additionally, Jounce previously announced that it expected collaboration revenue, from the non-cash amortization of the Celgene upfront payment, for the full year 2017 to be approximately $80.0 million. Jounce now expects its collaboration revenue for the full year 2017 to be between $70.0 million and $75.0 million, representing the amortization of the Celgene upfront payment of $225.0 million received in 2016. The update from the prior guidance is due to a change in the estimated performance period for certain units of accounting under Jounce’s global strategic collaboration with Celgene.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (833) 584-0037 (domestic) or (409) 350-3605 (international) and refer to conference ID 9279009. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding operating expenses, collaboration revenue and other financial results and the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates, the preclinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Jounce’s product candidates, the development plans of its product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Jounce’s anticipated milestones, Jounce’s ability to obtain, maintain and protect its intellectual property, Jounce’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, the timing, cost or other aspects of a potential commercial launch of Jounce’s product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing, competition from others developing products for similar uses, Jounce’s ability to manage operating expenses, Jounce’s ability to maintain its collaboration with Celgene and establish or maintain future collaborations, Jounce’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in the Phase 2 portion of the Phase 1/2 ICONIC trial. For more information, please visit www.jouncetx.com.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Collaboration revenue—related party	$18,077	$16,908	$58,655	$16,908
Operating expenses:
Research and development	17,094	9,505	49,241	24,250
General and administrative	5,371	3,588	17,077	12,106
Total operating expenses	22,465	13,093	66,318	36,356
Operating (loss) income	(4,388)	3,815	(7,663)	(19,448)
Other income, net:
Other income, net	721	255	2,105	279
Total other income, net	721	255	2,105	279
(Loss) income before provision for income taxes	(3,667)	4,070	(5,558)	(19,169)
Provision for income taxes	417	—	1,521	—
Net (loss) income	$(4,084)	$4,070	$(7,079)	$(19,169)

Reconciliation of net (loss) income to net (loss) income attributable to common stockholders:
Net (loss) income	$(4,084)	$4,070	$(7,079)	$(19,169)
Accrued dividends on Series A convertible preferred stock	—	(945)	(268)	(2,815)
Accrued dividends on Series B convertible preferred stock	—	(1,121)	(318)	(3,339)
Accrued dividends on Series B-1 convertible preferred stock	—	(480)	(208)	(480)
Net income attributable to preferred stockholders	—	(1,385)	—	—
Net (loss) income attributable to common stockholders	$(4,084)	$139	$(7,873)	$(25,803)
Net (loss) income per share attributable to common stockholders, basic	$(0.13)	$0.07	$(0.27)	$(12.86)
Net (loss) income per share attributable to common stockholders, diluted	$(0.13)	$0.03	$(0.27)	$(12.86)
Weighted-average common shares outstanding, basic	32,182	2,131	29,321	2,007
Weighted-average common shares outstanding, diluted	32,182	4,751	29,321	2,007

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	September 30,		December 31,
	2017		2016
Cash, cash equivalents and investments	$283,396		$257,374
Working capital	$196,969		$61,114
Total assets	$317,041		$271,312
Total deferred revenue—related party	$129,149		$187,804
Convertible preferred stock	$—		$139,038
Total stockholders’ equity (deficit)	$175,062		$(69,088)

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Katie Engleman
Pure Communications, Inc.
(919) 333-7722
katie@purecommunicationsinc.com